Exhibit 99.1

Arvinas Reports Third Quarter 2019 Financial Results and Provides Corporate Update

NEW HAVEN, Conn. – November 4, 2019 – Arvinas, Inc. (Nasdaq: ARVN), a clinical-stage biopharmaceutical company creating a new class of drugs based on targeted protein degradation, today reported financial results for the third quarter of 2019 and provided a corporate update.

“We recently became the first company to present clinical data on a targeted protein degrader, sharing initial data on our first two oncology programs. In addition, we shared preclinical data demonstrating that brain-penetrant PROTAC® protein degraders could degrade pathologic tau in vivo, further demonstrating the potential of our PROTAC® platform,” said John Houston, Ph.D., Chief Executive Officer of Arvinas. “We look forward to the continued progress of our lead programs and pipeline, and ultimately to making a difference in the lives of patients.”

Business Highlights and Recent Developments

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Presented initial data from the company’s ongoing Phase 1 clinical trials of ARV-110 and ARV-471. The initial data showed dose proportionality for ARV-110 and that exposures of both ARV-110 and ARV-471 have reached levels associated with tumor growth inhibition in preclinical studies. In addition, both ARV-110 and ARV-471, at each dose tested to date, were well tolerated, with no dose-limiting toxicities and no observed grade 2, 3, or 4 adverse events related to treatment.

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Presented preclinical data from the company’s alpha-synuclein (α-synuclein)-targeted PROTAC® protein degrader program. The data showed that the company has created α-synuclein-targeted degraders that degrade oligomeric α-synuclein. In addition, the company has created α-synuclein-targeting PROTAC® protein degraders that cross the blood-brain barrier following parenteral (peripheral) administration.

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Announced that six new oncology and neurology thought leaders in the areas of oncology and neurological disorders have joined the company’s scientific advisory board (SAB). The new members are Tomasz M. Beer, M.D., F.A.C.P., Adam L. Boxer, M.D., Ph.D., Sara Courtneidge, Ph.D., Lennart Mucke, M.D., Benjamin G. Neel, M.D., Ph.D., and Lillian L. Siu, M.D. For full details on our new SAB members, visit www.arvinas.com.

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Initiated patient dosing in its ongoing Phase 1 clinical trial of ARV-471, which is evaluating the safety, tolerability, and pharmacokinetics of ARV-471 in patients with locally advanced or metastatic ER positive / HER2 negative breast cancer.

Anticipated Milestones and Expectations

•	For the ARV-110 program, Arvinas expects to next share completed Phase 1 dose escalation clinical data in the first half of 2020.

•	For the ARV-471 program, Arvinas expects to next share clinical data in the second half of 2020.

Financial Guidance

Based on its current operating plan, Arvinas expects its cash, cash equivalents, and marketable securities will be sufficient to fund its planned operating expenses and capital expenditure requirements into the second half of 2021.

Financial Highlights

Cash, Cash Equivalents, and Marketable Securities Position: As of September 30, 2019, cash, cash equivalents, and marketable securities were $190.5 million as compared to $187.8 million as of December 31, 2018. The increase in cash, cash equivalents and marketable securities of $2.7 million in the first nine months of 2019 primarily related to aggregate proceeds of $51.5 million from a collaboration and license agreement with Bayer and the issuance of common stock to Bayer, partially offset by the purchase of lab equipment and leasehold improvements of $4.5 million and cash used to fund operations of $49.7 million.

Research and Development Expenses: Research and development expenses were $16.6 million for the quarter ended September 30, 2019, as compared to $13.1 million for the quarter ended September 30, 2018. The increase in research and development expenses for the quarter primarily related to expenses associated with our ongoing Phase 1 clinical trial of ARV-110 and the initiation of our Phase 1 clinical trial of ARV-471 as well as increased personnel and other expenses related to our platform research and exploratory programs research.

General and Administrative Expenses: General and administrative expenses were $8.0 million for the quarter ended September 30, 2019, as compared to $4.3 million for the quarter ended September 30, 2018. The increase in general and administrative expenses for the quarter was primarily related to increased employee expenses and other compliance costs associated with becoming a public company in the fourth quarter of 2018.

Revenues: Revenue was $30.1 million for the quarter ended September 30, 2019, as compared to $3.4 million for the quarter ended September 30, 2018. Revenue for the quarter ended September 30, 2019 included $24.7 million of revenue recognized from the Arvinas contribution of the license to the joint venture between Bayer and Arvinas to pursue the PROTAC® technology in agricultural applications (the “Joint Venture”). The remaining revenue of $5.4 million for the quarter was generated from the license and rights to technology fees and research and development activities related to the collaboration and license agreement with Bayer that was initiated in July 2019, the collaboration and license agreement with Pfizer that was initiated in January 2018, and the amended and restated option, license and collaboration agreement with Genentech that was initiated in November 2017.

Loss from Equity Method Investment: Loss from equity method investment for the quarter ended September 30, 2019 was $24.7 million, which related to the loss from the equity method investment in the Joint Venture. The loss was generated from the Joint Venture’s expensing the values associated with the contributed intellectual property from the Joint Venture partners.

Net Loss: Net loss was $17.7 million for the quarter ended September 30, 2019, as compared to $13.4 million for the quarter ended September 30, 2018. The increased revenue that related to the Joint Venture was offset by the loss from equity method investment in the Joint Venture for the quarter ended September 30, 2019 and as such, the increase in net loss for the quarter was primarily due to increased research and development expenses and increased general and administrative expenses.

About ARV-110

ARV-110 is an orally-bioavailable PROTAC® protein degrader designed to selectively target and degrade the androgen receptor (AR). ARV-110 is being developed as a potential treatment for men with metastatic castration-resistant prostate cancer (mCRPC). Arvinas’ Phase 1 trial of ARV-110 will assess its safety, tolerability, and pharmacokinetics, and will also include measures of anti-tumor activity and pharmacodynamic readouts as secondary endpoints.

ARV-110 has demonstrated activity in preclinical models of AR mutation or overexpression, both common mechanisms of resistance to currently available AR-targeted therapies.

About ARV-471

ARV-471 is a PROTAC® protein degrader designed to specifically target and degrade the estrogen receptor (ER) for the treatment of women with metastatic breast cancer. Arvinas’ Phase 1 trial of ARV-471 will assess its safety, tolerability, and pharmacokinetics, and will also include measures of anti-tumor activity and pharmacodynamic readouts as secondary endpoints.

In preclinical studies, ARV-471 demonstrated near-complete ER degradation in tumor cells, induced robust tumor shrinkage when dosed as a single agent in multiple ER-driven xenograft models, and showed superior anti-tumor activity as a single agent and in combination with a CDK4/6 inhibitor when compared to a standard of care agent, fulvestrant (as a single agent and in combination with a CDK4/6 inhibitor).

About Arvinas:

Arvinas is a clinical-stage biopharmaceutical company dedicated to improving the lives of patients suffering from debilitating and life-threatening diseases through the discovery, development, and commercialization of therapies that degrade disease-causing proteins. Arvinas uses its proprietary technology platform to engineer proteolysis targeting chimeras, or PROTAC® targeted protein degraders, that are designed to harness the body’s own natural protein disposal system to selectively and efficiently degrade and remove disease-causing proteins. The company has two clinical-stage programs: ARV-110 for the treatment of patients with metastatic castrate-resistant prostate cancer; and ARV-471 for the treatment of patients with ER+/HER2- locally advanced or metastatic breast cancer. For more information, visit www.arvinas.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements regarding the development and regulatory status of our product candidates, such as the timing of our clinical trials for ARV-110 and ARV-471 and data from those clinical trials, the potential advantages and therapeutic potential of our product candidates, and the sufficiency of cash resources. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of various risks and uncertainties, including but not limited to:

whether we will be able to successfully conduct Phase 1 clinical trials for ARV-110 and ARV-471, complete other clinical trials for our product candidates on our expected timelines, or at all, each party’s ability to perform its obligations under the Bayer collaboration and/or the joint venture, whether our cash resources will be sufficient to fund our foreseeable and unforeseeable operating expenses and capital expenditure requirements on our expected timeline and other important factors discussed in the “Risk Factors” sections contained in our quarterly and annual reports on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

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Contacts for Arvinas

Investors

Will O’Connor, Stern Investor Relations

ir@arvinas.com

Media

Cory Tromblee, ScientPR

pr@arvinas.com

Arvinas, Inc.

Consolidated Statement of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$30,050,227	$3,375,264	$38,083,205	$10,883,755
Operating expenses:
Research and development	16,588,050	13,149,879	46,779,047	30,631,531
General and administrative	7,957,364	4,284,231	20,038,772	7,110,723

Total operating expenses	24,545,414	17,434,110	66,817,819	37,742,254

Income (loss) from operations	5,504,813	(14,058,846)	(28,734,614)	(26,858,499)
Other income (expenses)
Other income, net	405,302	160,100	840,153	418,494
Change in fair value of preferred unit warrant	—	—	—	(193,779)
Interest income	1,112,415	523,338	3,394,269	1,273,988
Interest expense	(22,903)	(12,264)	(69,319)	(32,804)

Total other income	1,494,814	671,174	4,165,103	1,465,899
Loss from equity method investment	(24,675,000)	—	(24,675,000)	—

Net loss	(17,675,373)	(13,387,672)	(49,244,511)	(25,392,600)
Change in fair value of redeemable convertible preferred units	—	(112,050,609)	—	(198,366,756)

Net loss attributable to common shares	$(17,675,373)	$(125,438,281)	$(49,244,511)	$(223,759,356)

Net loss per common share, basic and diluted	$(0.54)	$(62.38)	$(1.54)	$(115.62)

Weighted average common shares outstanding, basic and diluted	32,740,486	2,010,807	31,876,074	1,935,299

Arvinas, Inc.

Consolidated Balance Sheet (Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$12,135,475	$3,190,056
Marketable securities	178,375,159	184,637,640
Account receivable	59,330	2,775,831
Other receivables	5,142,227	2,255,966
Prepaid expenses and other current assets	3,951,152	2,818,286

Total current assets	199,663,343	195,677,779
Property, equipment and leasehold improvements, net	7,152,151	3,583,036
Operating lease right of use assets	2,257,544	—
Other assets	20,760	20,760

Total assets	$209,093,798	$199,281,575

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,277,824	$2,758,184
Accrued expenses	6,226,971	4,001,276
Deferred revenue	20,294,456	16,065,957
Current portion of long-term debt	—	154,461
Current portion of operating lease liability	597,014	—

Total current liabilities	29,396,265	22,979,878
Deferred revenue	41,770,160	37,484,714
Long term debt, net of current portion	2,000,000	2,000,000
Operating lease liability	1,767,775	—
Other noncurrent liability	—	150,000

Total liabilities	74,934,200	62,614,592

Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 33,076,557 and 31,235,458 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	33,076	31,236
Accumulated deficit	(351,509,130)	(302,264,619)
Additional paid-in capital	485,439,007	439,118,089
Accumulated other comprehensive income (loss)	196,645	(217,723)

Total stockholders’ equity	134,159,598	136,666,983

Total liabilities and stockholders’ equity	$209,093,798	$199,281,575